Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AKSTON BIOSCIENCES CORPORATION

Akston Biosciences Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.            The name of this corporation is Akston Biosciences Corporation and that this corporation was originally incorporated pursuant to the DGCL on December 28, 201 l (as amended and restated, the “Certificate”) under the name Akston Biosciences Corporation.

2.            Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation (“Certificate of Amendment”) amends the following sections of the Certificate as follows:

a            The first sentence of Article FOURTH is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 2,050,000 shares of Common Stock, $0.000001 par value per share (“Common Stock”), and (ii) 1,332,113 shares of Preferred Stock, $0.000001 par value per share (“Preferred Stock”).”

b            The first paragraph of Part B of Article FOURTH is hereby amended and restated in its entirety as follows:

“139,075 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 121,934 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 176,954 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 166,706 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” 247,400 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock,” 320,044 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock,” and 160,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series G Preferred Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.”

c            The first sentence of Section 3.2 of Part B of Article FOURTH is hereby by amended and restated in its entirety as follows:

“The holders of record of the shares of Preferred Stock, exclusively and as a separate class, on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors of the Corporation.”

3.            That the foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4.            The foregoing Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation, which amends the provisions of the Seventh Amended and Restated Certificate of Incorporation, has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 11th day of June, 2024.

By:	/s/ Todd Zion
Name:	Todd Zion
Title:	President & Chief Executive Officer